EXHIBIT 11.1

                       GRANITE CONSTRUCTION INCORPORATED
                    COMPUTATION OF NET INCOME PER COMMON AND
                            COMMON EQUIVALENT SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


YEARS ENDED DECEMBER 31,                                    1996           1995           1994
                                                        ------------   ------------   ------------
Weighted average common shares outstanding                   18,060         17,770         17,598

Computation of incremental outstanding shares:
  Net effect of dilutive stock options based
   on treasury stock method                                      66             50             62
                                                        ------------   ------------   ------------
Weighted average common shares outstanding,
  as adjusted                                                18,126         17,820         17,660
                                                        ===========    ===========    ===========

Net income                                              $    27,348    $    28,542    $    19,488
                                                        ===========    ===========    ===========
Net income per common and common
  equivalent share                                      $      1.51    $      1.60    $      1.10
                                                        ===========    ===========    ===========





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